Exhibit 99.1

FOR IMMEDIATE RELEASE
Friday, February 8, 2008
3:00 P.M. CST
BELO CORP. COMPLETES SPIN-OFF OF NEWSPAPER BUSINESSES
Transaction Creates One of the Largest Pure-Play Television Companies
     DALLAS –Belo Corp. (NYSE: BLC) today announced that it has completed the spin-off of its newspaper businesses and related assets into a publicly-traded company called A. H. Belo Corporation (“A. H. Belo”). The spin-off was implemented through a special tax-free stock dividend to shareholders on all outstanding shares of Belo Corp. common stock. Shares in A. H. Belo will begin regular trading on the New York Stock Exchange on February 11, 2008, under the ticker symbol “AHC.” The new company will have approximately 17.6 million Series A shares and approximately 2.9 million Series B shares outstanding.
     “Completing the spin-off marks the beginning of an exciting new period in Belo Corp.’s history as it becomes one of the largest pure-play television companies in the country,” said Dunia A. Shive, president and Chief Executive Officer. “As a stand-alone television company, with a strong management team and a best-in-class collection of television assets, Belo is ideally positioned to capitalize on growth opportunities. We would especially like to acknowledge our employees for their continued hard work and dedication throughout this process.”
     Belo has approximately 3,200 employees and annual revenues of approximately $775 million. The Company owns and operates 20 television stations, including ABC, CBS, NBC, FOX, CW and MyNetwork TV affiliates, reaching 14.3 percent of U.S. television households, as well as the stations’ associated Web sites. Nearly all Belo stations rank first or second in their local market based on audience reach. Belo owns stations in seven of the top 25 markets in the nation, with six stations located in the fast-growing, top-14 markets of Dallas/Fort Worth, Houston, Seattle/Tacoma and Phoenix.
     Belo additionally owns or operates six cable news stations — Northwest Cable News (NWCN), Texas Cable News (TXCN), Arizona NewsChannel, NewsWatch on Channel 15 (New Orleans), 24/7 NewsChannel (Boise) and Local News on Cable (Hampton/Norfolk)— and manages one television station through a local marketing agreement.
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February 8, 2008
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     The majority of Belo’s management team remains intact following the transaction. Dennis Williamson will continue as executive vice president/Chief Financial Officer; Guy Kerr continues as executive vice president/Law and Government and Secretary; and Marian Spitzberg continues as senior vice president/Human Resources. Joining the Management Committee is Peter Diaz, executive vice president/Television Operations who has more than 30 years media experience. Shive and James M. Moroney III will join the Belo Board of Directors joining Robert W. Decherd (non-executive Chairman), Henry P. Becton, Jr. (Lead Director), Judith L. Craven, M.D., M.P.H., Dealey D. Herndon, Wayne R. Sanders, William T. Solomon, M. Anne Szostak and Lloyd D. Ward.
     Goldman, Sachs & Co. acted as financial advisor and Locke Lord Bissell & Liddel, Baker Botts, Jones Day and Wiley Rein served as legal advisors to Belo Corp. and A. H. Belo Corporation for the spin-off transaction.
About Belo Corp.
     Belo Corp. is one of the nation’s largest pure-play publicly-traded television companies, with annual revenue of approximately $775 million. The Company owns and operates 20 television stations, including ABC, CBS, NBC, FOX, CW and MyNetwork TV affiliates reaching more than 14 percent of U.S. television households, and their associated Web sites, in 15 highly-attractive markets across the United States. Belo stations consistently deliver distinguished journalism for which they have received significant industry recognition including nine Alfred I. duPont-Columbia University Silver Baton Awards; eight George Foster Peabody Awards; and 19 national Edward R. Murrow Awards – all since 2000, and in each case more than any other commercial station group in the nation. Nearly all Belo stations rank first or second in their local market. Belo owns stations in seven of the top 25 markets in the nation, with six stations located in the fast-growing, top-14 markets of Dallas/Fort Worth, Houston, Seattle/Tacoma and Phoenix. Additionally, the Company has leveraged its local television assets to create regional cable news channels in Texas and the Northwest increasing its impact in those regions. Additional information is available at www.belo.com or by contacting Paul Fry, vice president/Investor Relations & Corporate Communications at 214-977-6835.
     Statements in this communication concerning Belo’s business outlook or future economic performance, anticipated profitability, revenue, expenses, dividends, capital expenditures, investments, future financings, or other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal
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Belo Corp. Completes Spin-Off
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securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
     Such risks, uncertainties and factors include, but are not limited to, uncertainties regarding the consequences (including tax consequences) and other effects of the spin-off of the newspaper business of Belo; changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and programming and production costs; changes in viewership patterns and demography, and actions by Nielsen; technological changes, including the transition to digital television and the development of new systems to distribute television and other audio-visual content; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; Federal Communications Commission and other regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions and dispositions; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo’s other public disclosures and filings with the Securities and Exchange Commission (“SEC”) including Belo’s Annual Report on Form 10-K.